EXHIBIT 99.1

XL House
8 St. Stephen's Green
Dublin 2, Ireland
xlgroup.com

Press Release

Contact:     David Radulski                Carol Parker Trott
Investor Relations            Media Relations
(203) 964-3470                (441) 294-7290

XL GROUP PLC ANNOUNCES SECOND QUARTER 2013 RESULTS

•	Net income of $272.7 million, or $0.93 per share, and operating net income[1] of $221.6 million, or $0.75 per share, for the quarter

•	P&C combined ratio of 93.8% compared to 90.8% in the prior year quarter

•	Natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums of $134.1 million compared to $60.6 million in the prior year quarter

•	Annualized operating return on ordinary shareholders' equity[2] excluding and including unrealized gains and losses on investments were 9.7% and 8.7%, respectively, for the quarter

•
Fully diluted tangible book value per ordinary share[3] of $32.45 at June 30, 2013, a decrease of $0.90, or 2.7%, from December 31, 2012, including a decrease in unrealized investment gains of $827.0 million

•	Share buybacks totaled 4.8 million shares for $150.0 million during the quarter
_________________________
1 Defined as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, net of tax, (2) net realized and unrealized gains and losses on derivatives, net of tax, (3) its share of items (1) and (2) for XL's insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax and (5) foreign exchange gains or losses, net of tax. “Operating net income”, “annualized return on ordinary shareholders' equity based on operating net income" and "annualized return on ordinary shareholders' equity based on operating net income excluding unrealized gains and losses on investments" are non-GAAP financial measures. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and the calculation of “annualized return on ordinary shareholders' equity based on operating net income" and "annualized return on ordinary shareholders' equity based on operating net income excluding unrealized gains and losses on investments".

2 Ordinary shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.

3 Book value per share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per share represents book value per ordinary share (total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders' equity. XL believes that fully diluted tangible book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

Dublin, Ireland – July 29, 2013 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its second quarter 2013 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:
"While we -- like the entire sector -- enjoyed the benefits of the low levels of catastrophes and low levels of large losses in the first quarter, the second quarter 2013 was quite different. Results were impacted especially by a number of natural catastrophe losses. Yet we feel the same about both the first and second quarter, as we are pleased with our progress on strengthening our underwriting businesses and adding to our leadership. We are at the same time excited with our progress in the first half of 2013, and reminded that we have room to improve."

Highlights
Three months ended June 30
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended
	June 30,
	(Unaudited)
	2013	2012
Net income (loss) attributable to ordinary shareholders	$272,698	$221,154
Per ordinary share - fully diluted	$0.93	$0.71

Operating net income (loss)	$221,591	$221,944
Per ordinary share - fully diluted	$0.75	$0.71

•
Operating net income for the quarter of $221.6 million is in line with operating net income of $221.9 million in the prior year quarter as higher levels of catastrophe losses in the current year were largely offset by higher affiliate earnings than in the prior year quarter.

•
Net income for the quarter of $272.7 million, compared to net income of $221.2 million in the prior year quarter, primarily due to higher net realized gains on investments of $41.0 million compared to losses of $12.4 million in the prior year quarter.

•
Net investment income for the quarter was $232.5 million, compared to $262.6 million in the prior year quarter and $246.5 million in the first quarter of 2013. The decline against the prior year quarter was primarily due to lower yields as a result of lower reinvestment rates.

•
Net income from investment fund and investment manager operating affiliates was $73.6 million in the quarter, compared to income of $17.1 million in the prior year quarter. Strong alternative portfolio returns were driven by positive markets over the past six months.

•
During the quarter, the Company purchased 4.8 million shares for $150.0 million at an average price of $30.97 per share, which was accretive to fully diluted book value per ordinary share by $0.04. At June 30,

2013, $575.0 million of shares remained available for purchase under the Company’s previously announced $850 million share buyback program.

P&C Operations
Three months ended June 30
(U.S. dollars in thousands)
	Three Months Ended
	June 30,
	(Unaudited)
	2013	2012
Gross premiums written	$1,944,170	$1,763,452
Net premiums written	$1,459,972	$1,347,277
Net premiums earned	$1,488,497	$1,400,970

Underwriting profit (loss)	$92,124	$129,372

Loss ratio	63.0%	59.0%
Underwriting expense ratio	30.8%	31.8%
Combined ratio	93.8%	90.8%

•
P&C gross premiums written (“GPW”) in the second quarter increased 10.2% compared to the prior year quarter. The Insurance segment GPW increased 12.3% from the prior year quarter, as a result of new business in North American Primary Casualty and Construction, as well as new business in International Property lines combined with pricing improvements across most lines. The increase in GPW for the Reinsurance segment of 4.3% was driven by new business in the whole account book in the Bermuda operation.

•
P&C net premiums earned (“NPE”) in the second quarter of $1.5 billion were comprised of $1.1 billion from the Insurance segment and $430.0 million from the Reinsurance segment. Compared to the prior year quarter, Insurance NPE increased by 10.3% primarily due to increased premiums in most North American and selected International lines over the last twelve months driven in part by improved pricing. Reinsurance NPE decreased by 2.7% driven by our International business, reflecting the non-renewal of certain Marine exposures and the decrease in proportional treaties over recent quarters in Latin America.

•
The P&C loss ratio in the current quarter was 4.0 percentage points higher than in the prior year quarter. Included in the P&C loss ratio was favorable prior year development of $118.6 million compared to $101.3 million in the prior year quarter. The P&C loss ratio variance was also impacted by natural catastrophe pre-tax losses of $134.1 million net of reinsurance and reinstatement premiums, with approximately half related to the floods in Europe, compared to $60.6 million in the prior year quarter. Excluding prior year development and natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums, the second quarter P&C loss ratio was 0.3 percentage points lower than the prior year quarter. The improvements were driven by the favorable impact of changes in business mix and moderately improved pricing.

•
Operating expenses were slightly higher than the prior year quarter. An increase in compensation costs as a result of Insurance business expansion plans combined with investments in technology and the impact of foreign exchange were partially offset by lower professional costs associated with the Company's strategic initiatives as these initiatives enter their mature stage of development.

•
The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 92.7%, compared to 93.7% for the prior year quarter. The Insurance segment combined ratio on this basis was 97.0% for the quarter, compared to 98.5% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 82.0%, compared to 83.2% for the prior year quarter.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated July 29, 2013 and is available from the Investor Relations section of the XL website.
A conference call to discuss the Company’s results will be held at 5 p.m. Eastern Time on Monday, July 29, 2013. The conference call can be accessed through a listen-only dial-in number or through a live webcast.  To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”.  The webcast will be available at www.xlgroup.com and will be archived on XL's website from approximately 9:00 p.m. Eastern Time on July 29, 2013, through midnight Eastern Time on August 29, 2013. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on July 29, 2013, until midnight Eastern Time on August 29, 2013, by dialing (203) 369-3837 or (800) 860-4709.

About XL Group plc

XL Group plc (NYSE: XL), through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” or similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in ratings, rating agency policies or practices; (e) changes in the projected amount of ceded reinsurance recoverables; (f) XL’s ability to successfully implement its business strategy; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments or access to such markets; (i) developments, including uncertainties related to: the future of the Euro-zone, the ability of Euro-zone countries to service existing debt obligations and the strength of the Euro as a currency; and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy; (j) the impact of downgrades of U.S. securities by credit rating agencies or the European sovereign debt crisis, and the resulting effect on the value of securities (i) in our investment portfolio and (ii) posted as collateral by and to us; (k) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (l) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (m) the ability of XL’s subsidiaries to pay dividends to XL Group plc and XLIT Ltd.; (n) the potential effect of regulatory developments in the jurisdictions in which XL operates, including those that could impact the financial markets or increase XL’s business costs and required capital levels; (o) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; and (p) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA

Income statement data:
(U.S. dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012
Revenues:
Gross premiums written:
- P&C operations	$1,944,170	$1,763,452	$4,349,086	$4,080,436
- Life operations	81,302	92,903	154,272	179,586

Net premiums written:
- P&C operations	$1,459,972	$1,347,277	$3,502,181	$3,310,505
- Life operations	73,896	85,623	139,341	164,119

Net premiums earned:
- P&C operations	$1,488,497	$1,400,970	$2,952,743	$2,758,867
- Life operations	73,896	85,623	139,341	164,143

Net investment income	$232,546	$262,631	$479,014	$527,873
Net realized gains (losses) on investments	40,968	(12,393)	77,477	8,409
Net realized and unrealized gains (losses) on derivative instruments	(5,105)	(4,301)	2,780	(3,598)
Income (loss) from investment fund affiliates	46,543	3,097	78,764	22,506
Fee income and other	10,871	13,213	20,503	23,072
Total revenues	$1,888,216	$1,748,840	$3,750,622	$3,501,272
Expenses:
Net losses and loss expenses incurred - P&C operations	$937,606	$826,354	$1,780,690	$1,680,420
Claims and policy benefits - Life operations	116,767	131,149	227,720	252,455
Acquisition costs	231,886	218,937	452,145	443,087
Operating expenses	303,159	299,053	586,992	581,465
Exchange (gains) losses	(11,331)	(17,976)	(44,766)	(5,258)
Interest expense	38,204	57,359	76,904	96,657
Total expenses	$1,616,291	$1,514,876	$3,079,685	$3,048,826
Income (loss) before income tax and income (loss) from operating affiliates	$271,925	$233,964	$670,937	$452,446

Income (loss) from operating affiliates	32,825	20,457	63,823	36,710
Provision (benefit) for income tax	28,872	29,812	72,351	51,362

Net income (loss)	275,878	224,609	662,409	437,794

Non-controlling interests	(3,180)	(3,455)	(38,922)	(40,012)

Net income (loss) attributable to ordinary shareholders	$272,698	$221,154	$623,487	$397,782

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA

Selected balance sheet data:
(U.S. dollars in thousands, except per share amounts)	At	At
	June 30,	December 31,
	2013	2012
	(Unaudited)	(Note 1)
Total investments available for sale	$27,605,563	$28,818,982
Fixed maturities, held to maturity	2,686,994	2,814,447
Cash and cash equivalents	2,420,082	2,618,378
Investments in affiliates	1,367,581	1,126,875
Unpaid losses and loss expenses recoverable	3,250,248	3,382,102
Goodwill and other intangible assets	407,379	408,527
Total assets (Note 2)	45,105,137	45,386,895

Unpaid losses and loss expenses	19,990,710	20,484,121
Deposit liabilities	1,534,896	1,551,398
Future policy benefit reserves	4,584,029	4,812,046
Unearned premiums	4,472,108	3,755,086
Notes payable and debt	1,671,634	1,672,778

Total shareholders’ equity (Note 2)	11,237,070	11,856,402
Ordinary shareholders' equity (Note 2)	9,892,570	10,510,077
Ordinary shares outstanding (Note 3)	287,491,830	298,732,832

Basic book value per ordinary share (Notes 2 and 4)	$34.41	$35.18
Fully diluted book value per ordinary share (Notes 2 and 4)	$33.84	$34.70
Fully diluted tangible book value per ordinary share (Notes 2 and 4)	$32.45	$33.35

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: On January 1, 2012, for all fiscal years and interim periods presented, XL adopted a FASB accounting standards update to address disparities in practice regarding the interpretation of which costs relating to the acquisition of new and renewal insurance contracts qualify for deferral. The adoption of this guidance did not have an impact on XL's consolidated statements of income or comprehensive income.

Note 3: Ordinary shares outstanding include all ordinary shares legally issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 4: Book value per share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per share represents book value per ordinary share (total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity.

XL Group plc
RECONCILIATION
The following is a reconciliation of XL’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 2) and also includes the calculation of annualized return on ordinary shareholders’ equity (based on operating net income (loss)) and annualized return on ordinary shareholders’ equity (based on operating net income (loss)) excluding unrealized gains and losses on investments for the three and six months ended June 30, 2013 and 2012.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2013	2012 (Note 1)	2013	2012 (Note 1)
Net income (loss) attributable to ordinary shareholders	$272,698	$221,154	$623,487	$397,782
Net realized (gains) losses on investments, net of tax	(44,530)	11,420	(80,768)	(9,041)
Net realized and unrealized (gains) losses on derivatives, net of tax	5,105	4,300	(2,780)	3,602
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates	(75)	4	(255)	(36)
Exchange (gains) losses, net of tax	(11,607)	(14,934)	(38,226)	(5,132)
Operating net income (loss): (Note 2)	$221,591	$221,944	$501,458	$387,175
Per ordinary share results: (Note 3)
Net income (loss) attributable to ordinary shareholders	$0.93	$0.71	$2.10	$1.26
Operating net income (loss) (Note 2)	$0.75	$0.71	$1.69	$1.23
Weighted average ordinary shares outstanding:
Basic	289,513,239	309,765,458	292,277,406	312,441,759
Diluted - Net income	294,332,781	312,434,531	297,044,192	315,009,636
Diluted - Operating net income	294,332,781	312,434,531	297,044,192	315,009,636
Return on ordinary shareholders' equity:
Closing ordinary shareholders' equity (Notes 4 and 5)	$9,892,570	$9,867,816	$9,892,570	$9,867,816
Unrealized (gain) loss on investments, net of tax	$(727,116)	$(886,254)	$(727,116)	$(886,254)
Average ordinary shareholders' equity excluding unrealized gains and losses on investments (Notes 4 and 5)	$9,143,915	$8,965,003	$9,099,539	$8,935,713
Average ordinary shareholders' equity (Notes 4 and 5)	$10,189,962	$9,788,925	$10,201,324	$9,639,738
Operating net income (loss) (Note 2)	$221,591	$221,944	$501,458	$387,175
Annualized operating net income (Note 2)	$886,364	$887,776	$1,002,916	$774,350
Annualized return on ordinary shareholders' equity - operating net income (loss) (Notes 2, 4 and 5)	8.7%	9.1%	9.8%	8.0%
Annualized return on ordinary shareholders' equity excluding unrealized gains and losses on investments - operating net income (loss) (Notes 2, 4 and 5)	9.7%	9.9%	11.0%	8.7%

Note 1: Certain amounts have been reclassified to conform to the current period presentation.
Note 2: Defined as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, net of tax, (2) net realized and unrealized gains and losses on derivatives, net of tax, (3) XL's share of items (1) and (2) for XL's insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax and (5) foreign exchange gains or losses, net of tax. “Operating net income”, “return on ordinary shareholders' equity” based on operating net income and “return on ordinary shareholders' equity” based on operating net income excluding unrealized gains and losses on investments are non-GAAP financial measures.

Note 3: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 4: Ordinary shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.
Note 5: On January 1, 2012, for all fiscal years and interim periods presented, XL adopted a FASB accounting standards update to address disparities in practice regarding the interpretation of which costs relating to the acquisition of new and renewal insurance contracts qualify for deferral. The adoption of this guidance did not have an impact on XL's consolidated statements of income or comprehensive income.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding: (1) net realized gains and losses on investments, net of tax, (2) net realized and unrealized gains and losses on derivatives, net of tax, (3) its share of items (1) and (2) for XL’s insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax and (5) foreign exchange gains or losses, net of tax; (ii) annualized return on ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”); (iii) Operating ROE excluding unrealized gains and losses on investments; and (iv) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date), fully diluted book value per ordinary share (book value per share combined with the dilutive impact of potential future share issues at any period end), and fully diluted tangible book value per ordinary share (calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives, net of tax include all derivatives entered into by XL other than certain credit derivatives. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized Operating net income for any period by the average of the opening and closing ordinary shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE excluding unrealized gains and losses on investments is an additional measure of a company's profitability that eliminates the impacts of mark to market fluctuations on a company's investment portfolio that have not been realized through sales, which XL believes provides a more consistent measure of company performance.